                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             OMB Approval
FORM 4                                    WASHINGTON, D.C. 20549                             ------------------
|_| Check this box if no                                                                     OMB Number 3235-0287
    longer subject to                                                                        Expires: December 31, 2001
    Section 16. Form 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    or Form 5                                                                                Hours per response....0.5
    obligations may
    continue Instruction
    1(b).
                             Filed pursuant to Section 16(a) of the Securities
                             Exchange Act of 1934, Section 17(a) of the Public
                             Utility Holding Company Act of 1935 or Section
                             30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------- ----------------------------------------------- ---------------------------------------
1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol    6.  Relationship of Reporting Person(s)
                                                                                                 to Issuer    (Check all applicable)
  Hirt          Frederick         J.             Arrow International, Inc. (ARRO)                Director            Owner
-------------------------------------------- -----------------------------------------------  ---                 ---
 (Last)          (First)        (Middle)     3.  IRS or Social Security  4.  Statement for     X  Officer (give       Other (specify
                                                 Number of Reporting         Month/Year       --- title below)    ---         below)
                                                 Person (Voluntary)                               Vice President Finance, Chief
                                                                                                  Financial Officer and Treasurer
  2400 Bernville Road                                                      September 2001     -------------------------------------
--------------------------------------------                             ------------------- ---------------------------------------
                     (Street)                                            5. If Amendment,    7.  Individual or Joint/Group Filing
                                                                            Date of Original                 (Check Applicable Line)
                                                                            (Month/Year)        X Form filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
  Reading      PA            19605                                                             ---Reporting Person
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(City)       (State)          (Zip)           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security                          2.Trans-    3.Trans-   4. Securities Acquired (A) 5. Amount of   6. Owner-  7.Nature of
 (Instr. 3)                                    action      action      or Disposed of (D)         Securities     ship      Indirect
                                               Date        Code        (Instr. 3, 4 and 5)        Beneficially   Form:    Beneficial
                                                         (Instr. 8)                                Owned at      Direct     Owner-
                                                                                                   End of Month  (D) or      ship
                                              (Month/    -------------------------------------    (Instr. 3 and  Indirect (Instr. 4)
                                               Day/        Code   V     Amount  (A)or   Price         4)         (I)
                                               Year)                            (D)                              (Instr.4)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)

FORM 4 (CONTINUED)                TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------   ---------- --------- --------- ------------- ------------- ------------ -------- --------- ---------- -------------
1.Title of       2.Conver-  3.Trans-  4.Trans-  5.Number of   6.Date Exer-  7.Title and  8.Price  9.Number  10.Owner-  11.Nature
  Derivative       sion       action    action    Derivative    cisable and   Amount of   of        of        ship        of
  Security         or         Date      Code      Securities    Expiration    Underlying  Deriv-    Deriv-    Form        Indirect
 (Instr. 3)        Exercise             (Instr.   Acquired      Date          Securities  Ative     ative     of          Beneficial
                   Price of  (Month/     8)        (A)or        (Month/Day/   (Instr. 3   Secur-    Secur-    Deriv-      Ownership
                   Deri-      Day/                Disposed of   Year)         and 4)      ity       ities     ative       (Instr.4)
                   vative     Year)               (D)(Instr.                              (Instr    Bene-     Security:
                   Security                       3, 4 and 5)                             5)        ficially  Direct
                                                                                                    Owned     (D) or
                                    ------ --- ------- ----- --------- ------- ----- -------        at End    Indirect
                                     Code   V    (A)   (D)   Date      Expira- Title Amount         of        (I)
                                                             Exer-     tion          or             Month     (Instr.
                                                             cisable   Date          Number         (Instr.    4)
                                                                 *                   of             4)
                                                                                     Shares
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Employee Stock
Option (right     36.73    9/10/2001  A     V  20,000        9/10/2001 9/10/2011     20,000         20,000      D
to buy)
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* 20% on the first anniversary of the date of the grant; an additional 20% of shares on each of the second through fifth anniversaries of the date of the grant.

Explanation of Responses:

                                                                                /s/ Frederick J. Hirt              October 10, 2001
**Intentional misstatements or omissions of facts constitute                    -----------------------------     ------------------
  Federal Criminal Violations.                                                  **Signature of Reporting Person          Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedures.
Alternatively, this Form is permitted to be submitted to the Commission in electronic at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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                                                                                                                     SEC 1474 (7-96)